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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (the "Agreement") is hereby entered into by and between L. LEIGHTON ALSTON, a resident of the State of Georgia (the "Executive"), WEST GEORGIA NATIONAL BANK, a national banking association (the "Bank") and the Bank's sole shareholder, WGNB CORP., a Georgia bank holding company ("WGNB").

      WHEREAS, the Executive is currently employed by the Bank and WGNB and his current employment contract shall expire as of May 30, 2005; and

      WHEREAS, the Bank, WGNB and the Executive desire to enter into a new written agreement to document the complete terms and conditions pursuant to which the Executive shall continue to be employed by the Bank and WGNB; and

      WHEREAS, the Bank, WGNB and the Executive intend that this Agreement will supersede any and all previous oral or written employment agreements between the Bank, WGNB and the Executive;

      NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                       1.

                                   DEFINITIONS

      As used in this Agreement, the following words and/or phrases shall have the meanings set forth below unless a different meaning plainly is required by the context:

      1.1 Agreement shall mean this Employment Agreement between the Bank, WGNB and the Executive.

      1.2 Affiliate shall mean any parent, brother-sister or subsidiary corporation of the Bank or WGNB, any joint venture in which the Bank or WGNB owns at least a 50 percent interest, and any partnership, limited liability partnership or limited liability corporation in which the Bank or WGNB or any of its wholly-owned subsidiaries owns at least a 50 percent interest.

      1.3 Bank shall mean West Georgia National Bank, a national banking association.

      1.4 Base Salary shall mean the annual base compensation paid to the Executive as provided in Section 3.1.

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      1.5 Board shall mean the Board of Directors of WGNB.

      1.6 Business of the Bank shall mean any and all operations incident to the business of banking.

      1.7 Business Opportunities shall mean any specialized information or plans of WGNB and the Bank concerning the business of WGNB and the Bank, including but not limited to, the financing of or investment in any target person or business, or the availability of any such business, by WGNB or the Bank, together with all related information concerning the specifics of any contemplated acquisition, purchase or investment (including price, terms, and the identity of such business) regardless of whether WGNB or the Bank has entered any agreement, made any commitment, or issued any bid or offer to such business.

      1.8 Cause shall mean (i) the Executive's willful failure to perform his material duties and responsibilities; (ii) the Executive's unlawful or willful misconduct which is economically injurious to WGNB or the Bank or to any entity in control of, controlled by or under common control with WGNB and its successors; (iii) the Executive's conviction of, or a plea of guilty or nolo contendere, to a felony charge; (iv) habitual drug or alcohol abuse that impairs the Executive's ability to perform the essential duties of his position; (v) the initiation of suspension or removal proceedings against the Executive by federal or state regulatory authorities acting under lawful authority; (vi) the Executive's willful disclosure to unauthorized persons of Confidential Information or Trade Secrets of the Bank or WGNB; or (vii) the Executive's failure to comply with the Code of Ethics or other personnel policies of the Bank or WGNB.

      1.9 Change in Control shall mean the occurrence of any one of the following events:

            (i) Change in Ownership. A change in the ownership of WGNB or the Bank (each being individually referred to in this Section as a "Corporation") that occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of a Corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such Corporation. However, if any one person or more than one person acting as a group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of a Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of such Corporation (or to cause a change in the effective control of such Corporation (within the meaning of subsection (ii) herein). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which a Corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This applies only when there is a transfer of stock of a Corporation (or issuance of stock of a Corporation) and stock in such Corporation remains outstanding after the transaction.

            (ii) Change in Effective Control. A change in the effective control of a Corporation that occurs on the date that either:

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                  (A) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of such Corporation possessing 35 percent or more of the total voting power of the stock of such Corporation; or

                  (B) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

            (iii) Change in Ownership of a Substantial Portion of Assets. A change in the ownership of a substantial portion of a Corporation's assets shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from such Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of such Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

In determining whether a Change in Control has occurred, the following rules shall apply:

      (A) Stock Attribution Rules. For purposes of this section, Code Section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation Sections 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option. In addition, mutual and cooperative corporations are treated as having stock for purposes of this subsection.

      (B) Persons Acting as a Group. For purposes of this section, persons will not be considered to be acting as a group solely because they purchase or own stock of the same Corporation at the same time or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with one of the Corporations. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

      (C) Transfers to a Related Person. There is no Change in Control event with respect to subsection (iii) when there is a transfer by a Corporation to an entity that is controlled by the shareholders of the transferring Corporation immediately after the transfer. A transfer of assets by a Corporation is not treated as a change in the ownership of such assets if the assets are transferred to:

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            (1) A shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

            (2) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation;

            (3) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Corporation; or

            (4) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in subsection (3).

For purposes of this subsection (C) and except as otherwise provided, a person's status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor Corporation has no ownership interest before the transaction, but which is a majority owned subsidiary of the transferor Corporation after the transaction is not treated as a change in the ownership of the assets of the transferor Corporation.

      1.10 Code shall mean the Internal Revenue Code of 1986, as amended.

      1.11 Committee shall mean the Executive Compensation and Management Succession Committee of the Board, or such other committee to which the Board delegates authority regarding executive compensation.

      1.12 Confidential Information shall mean, other than Trade Secrets, any data or information, which is material to the Bank and/or WGNB and not generally known by the public. Confidential Information shall include, but not be limited to, the taking of deposits, making loans and extensions of credit, cashing checks, and other Business of the Bank; any information pertaining to the identity of customers, depositors, or borrowers served by the Bank; Business Opportunities of the Bank; the details of this Agreement; WGNB's and the Bank's business, marketing and acquisition plans and financial statements and projections; and the costs of the services the Bank may offer or provide to the customers, depositors or borrowers it serves; to the extent such information is material to WGNB and the Bank and not generally known to the public.

      1.13 Disability means the Executive's eligibility to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank or WGNB due to a medically-determinable physical or mental impairment, or if no such plan is applicable, the Executive's inability to engage in any substantial gainful activity due to a medically-determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

      1.14 Effective Date shall mean May 30, 2005.

      1.15 Executive shall mean L. Leighton Alston.

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      1.16 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

      1.17 Good Reason shall mean:

            (a) A reduction of the Executive's Base Salary unless substantially similar reductions are applicable to other senior officers of the Bank or WGNB; or

            (b) Without the express written agreement of the Executive, any assignment or change in duties that would require the relocation of the Executive's work place to a location that is either (i) more than fifty
      (50) miles from the Executive's work place immediately prior to such assignment; provided however, the relocation of the Executive's work place must also increase the regular commute distance between the Executive's residence and work place by more than fifty (50) miles (one-way); or (ii) inside the Interstate 285 perimeter around Atlanta, Georgia; or

            (c) The assignment to the Executive of any duties inconsistent with the Executive's position (including offices and reporting relationships), authority, duties or responsibilities as contemplated by this Agreement, or any other action by WGNB or the Bank which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Bank or WGNB promptly after receipt of notice thereof given by the Executive; or

            (d) Any failure by WGNB or the Bank to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Bank or WGNB promptly after receipt of notice thereof given by the Executive; or

            (e) Any failure of the Bank to pay Base Salary, an Executive Bonus (as defined in Section 3.2), a Profit Sharing Bonus (as defined in Section 3.2), or any other bonus, but only to the extent that such Base Salary, Executive Bonus, Profit Sharing Bonus or any other bonus has in fact become due and payable in accordance with the terms of the applicable bonus plan or program or this Agreement; or

            (f) After the date of a Change in Control, any material reduction by the Bank or WGNB in the basis and/or level of the plans, programs, policies and practices, and benefits, that are described in this Agreement and that were maintained and/or provided during the ninety (90) day period immediately preceding the date of the Change in Control; or

            (g) The Executive's (i) removal as a member from, or the failure to be nominated by the Board for re-election as a member of, the Board, or
      (ii) removal as a member from, or the failure to be re-elected as a member of, the Board of Directors of the Bank.

            For purposes of this Agreement, if the Executive's title with WGNB is altered, such alteration or change alone shall not constitute Good Reason.

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      1.18 Prior Year Compensation has the meaning set forth in Section 5.5.

      1.19 Term shall mean the period during which this Agreement is wholly effective, as more fully described in Section 2.4 hereof.

      1.20 Termination Date shall mean the last day of actual employment of the Executive by the Bank or WGNB.

      1.21 Trade Secret shall mean the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement of WGNB or the Bank that is valuable and secret (in the sense that it is not generally known to competitors of WGNB and the Bank) and any information that meets the definition of "trade secret" under the Georgia Trade Secrets Act of 1990, O.C.G.A. Section 10-1-760 through Section 10-1-767.

      1.22 WGNB shall mean WGNB Corp., a Georgia bank holding company.

                                       2.

                              DUTIES AND AUTHORITY

      2.1 Duties and Authority. The Executive is engaged and agrees to perform services for and on behalf of the Bank as its Chief Executive Officer and for and on behalf of WGNB as its President and Chief Executive Officer and shall report directly to the Board. The Executive shall have such duties and authority as customarily performed by persons acting in such capacities or as may be assigned to him by the Bank's or WGNB's bylaws or by the Board. The Executive agrees to perform such duties diligently and efficiently and in accordance with the reasonable directions of the Board. The Executive shall conduct himself at all times in a business-like and professional manner as appropriate for his position and shall represent the Bank and WGNB in all respects in compliance with good business and ethical practices. In addition, the Executive shall be subject to and abide by the policies and procedures of the Bank applicable to personnel of the Bank, as may be adopted from time to time.

      2.2 Best Efforts. During the term of this Agreement, the Executive shall devote his full attention, energies and best efforts to rendering services on behalf of the Bank and WGNB (or subsidiaries or Affiliates thereof), and shall not engage in any outside employment without the express written consent of the Board. Notwithstanding the foregoing, the Executive is not prohibited from investing or trading in stocks, bonds, commodities or other forms of investment, including real property, so long as the Executive does not (i) own more than two percent (2%) of the outstanding ownership interest of an entity, and (ii) "participate" (within the meaning of Treas. Reg. Sections 1.469-5(f) and 1.469-5T(f), as in effect as of the date this Agreement is executed) in such investments.

      2.3 Outside Activities. The Executive may pursue personal interests so long as such participation does not interfere with the Executive's performance of his duties hereunder, and the Executive may participate in industry, civic and charitable activities so long as such activities do not materially interfere with the performance of his duties hereunder. The Executive may also participate in any interest or activity which is approved in writing by the Board. At least once each year during the term of this Agreement, and at any time upon the Board's request, the

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Executive shall provide a full disclosure to the Committee of his participation in any industry, civic and charitable activities (including service on corporate or charitable boards of directors or trustees). Prior to pursuing or accepting any activity other than those in which he is engaged on the Effective Date, the Executive agrees to discuss such activity with the Executive Committee of the Board.

      2.4 Term. The Term of this Agreement shall be the period during which this Agreement (including any amendments and/or extensions of this Agreement) remains effective. The initial Term of this Agreement shall commence on the execution date hereof and shall continue until the close of business on the last day of the twenty-fourth (24th) calendar month after the Effective Date hereof (i.e., May 30, 2007), subject to either an earlier termination as provided in this Agreement or a negotiated extension as provided below. If WGNB and the Bank wish to continue Executive's employment by extending the Term of this Agreement beyond the initial Term, then the Board (or its designee) shall notify, and enter into good faith negotiations with, the Executive no later than six (6) months before the end of the initial Term and shall make good faith efforts to complete such negotiations and enter into an executed agreement of extension (which shall clearly specify the period of time for such extension of the Term) at least ninety (90) days before the end of the initial Term.

                                       3.

                            COMPENSATION AND BENEFITS

      3.1 Annual Base Salary. The Bank shall pay to the Executive as compensation for his services provided hereunder a base salary of $225,000 per year ("Base Salary"), payable in accordance with the Bank's normal payroll procedures. The Committee shall review the Executive's Base Salary annually, and in its sole discretion, subject to approval of the Board, may increase the Executive's Base Salary from year to year. The Committee shall not decrease the amount of the Executive's Base Salary unless substantially similar decreases are applicable to other senior officers of the Bank or WGNB. The annual review of the Executive's salary by the Committee will consider, among other things, the Executive's own performance as well as the Bank's performance.

      3.2 Annual Incentive Compensation.

            (a) Executive Bonus. The Executive shall be eligible to participate in any annual short-term incentive compensation program that the Committee and/or the Board shall approve for him for any particular year or period (the "Executive Bonus"). The Executive Bonus for 2005 shall be the program communicated by the Committee in writing to the Executive prior to the date of execution of this Agreement. The Committee and/or the Board, in its sole discretion, may establish the terms of the Executive Bonus for the Executive for any periods after 2005. The Executive Bonus shall not include any equity-based compensation, such as stock options, restricted stock, etc., but equity-based compensation may be awarded under and pursuant to the terms of Section 3.3.

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            (b) Profit Sharing Bonus. The Executive also shall be eligible to participate in the annual profit sharing bonus program that is available to all employees of the Bank (the "Profit Sharing Bonus").

            (c) Other Discretionary Bonuses. In addition, the Committee and/or the Board may, in its sole discretion, provide additional cash bonuses based on outstanding performance or consummation of various events (e.g., the Bank reaching certain profit levels or completing certain acquisitions).

            (d) Proration of Bonus. If this Agreement shall terminate due to expiration of the initial Term hereof on May 30, 2007, or on any later date which is the last day of the negotiated extended Term (as provided in Section 2.4 hereof), and if such expiration date is a date other than a December 31, the amount of the Executive Bonus (or any other bonuses other than the Profit Sharing Bonus) payable hereunder that the Bank shall pay to the Executive for the portion of the bonus year or other period ending upon such expiration date shall be calculated by (i) annualizing the bonus performance or other factors which were achieved through the expiration date and on which such current year bonuses are based, (ii) applying such annualized factors to the bonus formulae and/or targets, (iii) prorating such annualized bonus amount for the portion of the bonus performance from the first day of the bonus period through the Termination Date, and (iv) subtracting any amount of the applicable bonus previously advanced, paid to or drawn by the Executive.

      3.3 Long-Term Incentive Compensation. The Executive shall be eligible to participate in any long-term incentive compensation and/or equity compensation programs that the Committee and/or the Board shall approve for him for any particular year or period. Any grants or awards of equity-based compensation shall be governed by the terms and conditions of the plan or plans under which such grants are made.

      3.4 Employee Benefit Plans and Policies.

            (a) General Employee Benefits. The Executive shall be entitled to participate in each employee benefit plan, policy or arrangement, which is sponsored, maintained or contributed to by the Bank and in which current executive officers of the Bank may participate, in accordance with the terms and provisions of such plans and on the same terms and conditions as other executive officers of the Bank. Contributions by the Executive to such plans shall be required only to the extent required of other executive officers of the Bank.

            (b) Additional Benefits. In addition, the Executive shall be provided the following benefits: (i) an annual physical exam to the extent such exam is not covered by insurance, at the Bank's cost; (ii) life and accidental death insurance coverage on each of the Executive's dependents (as defined by the relevant insurance policy) in the highest face amounts offered to other employees, at the Bank's cost; and (iii) an opportunity to purchase additional life and accidental death insurance coverage for such dependents at his own cost.

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      3.5 Board and Board Committee Fees. In addition to the compensation and benefits provided to the Executive under this Agreement for his services as an employee, the Bank shall pay to the Executive certain fees as compensation for his performance of services as a member of the Board and certain Board committees, consistent with prior practices.

      3.6 Automobile Allowance.

            (a) Surrender of Bank-Leased Automobile. The Executive may continue to use the automobile leased by the Bank which is currently in his possession through May 30, 2005, on or before which date he shall surrender such automobile to the Bank, in good condition except for normal wear and tear. Between the execution of this Agreement and May 30, 2005, the Executive shall be eligible for reimbursement of expenses related to such automobile under the same policies and procedures as in place prior to the execution of this Agreement.

            (b) New Automobile Policy. Beginning on June 1, 2005 and continuing through the Term of this Agreement, the Bank shall adopt an automobile policy for officers. Pursuant to such policy, the Bank agrees to provide the Executive with a monthly cash allowance of $1,200 for expenses related to the use of his personal automobile for business purposes. Unless otherwise determined by the Committee and specified in its policy, the Executive shall be solely responsible for all costs and liabilities related to such automobile, including but not limited to lease and/or purchase payments, insurance, maintenance, gasoline/oil and repair costs.

      3.7 Computer. The Bank shall provide to the Executive a computer and an additional telephone line for use at the Executive's home.

      3.8 Security Alarm. The Bank shall provide to the Executive a home security system, as well as monitoring and maintenance of the security system.

      3.9 Vacation. The Executive shall be entitled to four (4) weeks of paid vacation time each calendar year.

      3.10 Club Dues. For general business purposes (and not as compensation to the Executive), the Bank shall pay the Executive's periodic dues for membership in various civic clubs and other organizations as approved by the Committee consistent with past practices.

      3.11 Expense Reimbursement. The Bank shall reimburse the Executive for reasonable and necessary travel and other business related expenses incurred by him in performance of the business of the Bank in accordance with the Bank's standard expense reimbursement practices and policies in existence from time to time, subject to such dollar limitations, verification and record keeping requirements as may be established from time to time by the Bank.

      3.12 Withholding, FICA, FUTA, Etc. Any amount to be paid to the Executive under the provisions of this Agreement for his services rendered as an employee (and not a director) and which represents taxable income to him shall be subject to, and reduced by, withholding for any applicable federal, state or local taxes imposed by law, including, but not limited to, employment taxes imposed under Subtitle C of the Code.

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                                       4.

                              RESTRICTIVE COVENANTS

      4.1 Confidentiality. In Executive's position as an employee of WGNB and the Bank, the Executive has had and will have access to Confidential Information, Trade Secrets and other proprietary information of vital importance to WGNB and the Bank and has and will also develop relationships with customers, employees and others who deal with WGNB and the Bank which are of value to the Bank and WGNB. The Bank and WGNB require as a condition of Executive's employment that Executive agree to certain restrictions on Executive's use of the proprietary information and valuable relationships developed during Executive's employment with the Bank and WGNB. The Bank, WGNB and the Executive therefore agree and acknowledge that the Bank and WGNB may entrust the Executive with highly sensitive confidential, restricted and proprietary information concerning various Business Opportunities, customer lists, and personnel matters. The Executive acknowledges that he shall bear a fiduciary responsibility to WGNB and the Bank to protect such information from use or disclosure that is not necessary for the performance of Executive's duties hereunder, as an essential incident of the Executive's employment with the Bank and WGNB.

      4.2 Exclusions. Notwithstanding the definitions of Trade Secrets, Confidential Information and Business Opportunities set forth in Section 1, Trade Secrets, Confidential Information and Business Opportunities shall not include any information that:

            (a) is or becomes generally known to the public;

            (b) is already known by Executive or is developed by Executive after termination of employment through entirely independent efforts;

            (c) the Executive obtains from an independent source having a bona fide right to use and disclose such information;

            (d) is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or

            (e) the Bank or WGNB approves for unrestricted release by express written authorization.

      4.3 New Developments. Any discovery, invention, process or improvement made or discovered by the Executive during the term of this Agreement in connection with or in any way affecting or relating to the business of the Bank, WGNB or any of its Affiliates (as then carried on or under active consideration) shall forthwith be disclosed to the Bank and WGNB and shall belong to and be the absolute property of the Bank and WGNB. The preceding sentence does not apply to any invention for which no equipment, supplies, facility or trade secret information of the Bank or WGNB was used and which was developed entirely on the Executive's own time, unless the invention relates directly to the business of the Bank, WGNB or its Affiliates or to its or their actual or demonstrably anticipated research or development, or the invention results from any work performed by the Executive for the Bank or WGNB.

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      4.4 Security Measures. During the Executive's employment with WGNB and the
Bank, the Executive is required to observe all security measures adopted to protect Trade Secrets, Confidential Information and Business Opportunities of the Bank and WGNB.

      4.5 Use and Return of Documents and Property. The Executive acknowledges that in the course of his employment with the Bank or WGNB, he will have the opportunity to inspect and use certain property, both tangible and intangible, of the Bank and WGNB and its Affiliates. All such property shall remain the exclusive property of the Bank and WGNB and its Affiliates, and the Executive has and shall have no right or interest in such property. The Executive shall use the Bank and WGNB property only during employment and only in the performance of his job and to further the Bank and WGNB's interests, and he will not remove the Bank or WGNB property from the Bank's premises except to the extent necessary to perform his duties and to the extent approved by the Bank and WGNB, either expressly or generally under its policies. Upon the request of the Bank or WGNB, and, in any event, promptly upon the Executive's Termination Date, the Executive shall return to the Bank and WGNB all of the Bank's and WGNB's memoranda, notes, records, data, books, manuals, computer programs, audio-visual materials, correspondence, lists, every piece of information recorded in any form, including all copies of such materials, and all other tangible property.

      4.6 Nonsolicitation of Customers, Borrowers or Depositors. The Executive agrees that during the term of his employment with the Bank and WGNB, he will not, directly or indirectly, without the Bank or WGNB's prior written consent, contact any customer, depositor or borrower of the Bank or WGNB or any of its Affiliates for business purposes unrelated to furthering the Business of the Bank. Executive further agrees that for a period of eighteen (18) months following his Termination Date, he will not directly or indirectly, (i) contact, solicit or divert, or attempt to contact, solicit, divert or take away, any customer, depositor or borrower of the Bank or WGNB or its Affiliates for purposes of, or with respect to, providing such customer, depositor or borrower services which constitute the Business of the Bank; or (ii) take any affirmative action with a customer, depositor or borrower of the Bank or WGNB or its Affiliates for the purposes of providing a customer, depositor or borrower to a business competing with the Bank or WGNB or its Affiliates. The prohibitions of the preceding sentence shall apply only to customers, depositors or borrowers of the Bank or WGNB with whom the Executive had Material Contact during his term of employment. For purposes of this Agreement, the Executive had "Material Contact" with a customer, depositor or borrower if (a) he had business dealings with the customer, depositor or borrower on the Bank or WGNB's behalf; (b) he was responsible for supervising or coordinating the dealings between the Bank or WGNB and the customer, depositor or borrower; or (c) he obtained Confidential Information about the customer, depositor or borrower as a result of his association with the Bank or WGNB. This Section 4.6 shall become null, void and of no further effect (i) as of the date that this Agreement and the Executive's employment is terminated by the Bank or WGNB prior to the expiration of the Term of this Agreement for any reason other than for Cause or the Executive's death or Disability; or (ii) if the Bank and WGNB fail to make full and timely payment of the total amount due under Section 5.5.

      4.7 Nonsolicitation of Employees. The Executive agrees that during his employment with the Bank and WGNB and for eighteen (18) months after his Termination Date, the Executive will not, directly or indirectly, solicit or attempt to recruit or hire any employees of the

Bank or WGNB or its Affiliates to provide services similar to those performed by the employee for the Bank or WGNB on behalf of another entity or person. This
Section 4.7 shall become null, void and of no further effect (i) as of the date that this Agreement and the Executive's employment is terminated by the Bank or WGNB prior to the expiration of the Term of this Agreement for any reason other than for Cause or the Executive's death or Disability; or (ii) if the Bank and WGNB fail to make full and timely payment of the total amount due under Section 5.5.

      4.8 Nondisclosure of Trade Secrets. Except to the extent reasonably necessary for the Executive to perform his duties for the Bank or WGNB, the Executive shall not, directly or indirectly, furnish or disclose to any person, use in any way, or negligently permit any unauthorized person who is not an employee of WGNB or the Bank to use, disclose or gain access to any Trade Secrets of the Bank or WGNB or its Affiliates, or any other person or entity making Trade Secrets available for WGNB's or the Bank's use, for so long as such Trade Secrets remain "trade secrets" under applicable state law.

      4.9 Nondisclosure of Confidential Information. During the term of his employment with the Bank and WGNB and for a period of eighteen (18) months following the Executive's Termination Date, except to the extent reasonably necessary for the Executive to perform his duties for the Bank or WGNB, the Executive shall not, without the prior written consent of WGNB and the Bank, directly or indirectly, furnish or disclose to any person, use in any way, or negligently permit any unauthorized person who is not employed by WGNB and the Bank to use, disclose or gain access to, for personal benefit or the benefit of others, any Confidential Information of the Bank or WGNB or its Affiliates, which remains competitively sensitive. This Section 4.9 shall become null, void and of no further effect (i) as of the date that this Agreement and the Executive's employment is terminated by the Bank or WGNB prior to the expiration of the Term of this Agreement for any reason other than for Cause or the Executive's death or Disability; or (ii) if the Bank and WGNB fail to make full and timely payment of the total amount due under Section 5.5.

      4.10 Covenant Not to Compete.

            (a) Territories: WGNB transacts business as a bank holding company with the Bank as its subsidiary bank which accepts deposits, makes loans, cashes checks and otherwise engages in the business of banking ("Business of the Bank"). WGNB and the Bank do business in the counties of Carroll, Douglas, Paulding and Haralson in the State of Georgia, and Executive performs the duties described in Section 2.1 throughout those counties. Executive has established business relationships and performs the duties described in Section 2.1 in the geographic area covered by the counties of Carroll, Douglas, Paulding and Haralson in the State of Georgia.

            (b) Covenants: For a period of eighteen (18) months after the termination of his employment with WGNB and the Bank, Executive shall not directly or indirectly provide the duties described in Section 2.1 of this Agreement for any entity or person conducting the Business of the Bank within the counties of Carroll, Douglas, Paulding and Haralson in the State of Georgia. This Section 4.10 shall become null, void and of no further effect (i) as of the date that this Agreement and the Executive's employment is terminated by the Bank or WGNB prior to the expiration of the Term of this Agreement for any reason other than for Cause or the Executive's death or Disability; or (ii) if the Bank and WGNB fail to make full and timely payment of the total amount due under Section 5.5.

      4.11 Notification of Subsequent Employment. During a period of one (1) year after the termination of the Executive's employment with the Bank and WGNB, Executive shall notify WGNB in writing of the name and address of the Executive's new employer and the Executive's functions with his new employer within thirty (30) days after accepting employment with any other corporation, partnership, association, person, organization or other entity.

      4.12 Reasonableness. Executive has carefully considered the nature and extent of the restrictions upon his rights and the rights and remedies conferred on the Bank and WGNB under this Agreement, and the Executive hereby acknowledges and agrees that:

            (a) the restrictions and covenants contained herein, and the rights and remedies conferred upon the Bank and WGNB, are necessary to protect the goodwill and other value of the business of the Bank and WGNB;

            (b) the restrictions placed upon the Executive hereunder are fair and reasonable in time, will not prevent him from earning a livelihood, and place no greater restraint upon the Executive than is reasonably necessary to secure the business and goodwill of the Bank and WGNB;

            (c) the Bank and WGNB are relying upon the restrictions and covenants contained herein in continuing to make available to the Executive information concerning the business of the Bank and WGNB;

            (d) Executive's employment hereunder places him in a position of confidence and trust with the Bank and WGNB and its employees, customers, depositors and borrowers; and

            (e) the provisions of this section shall be interpreted so as to protect the Confidential Information, and to secure for the Bank and WGNB the exclusive benefits of the work performed on behalf of the Bank and WGNB by the Executive under this Agreement, and not to unreasonably limit his ability to engage in employment and consulting activities in noncompetitive areas which do not endanger the Bank's or WGNB's legitimate interests expressed in this Agreement.

      4.13 Remedy for Breach. Executive acknowledges and agrees that his breach of any of the covenants contained in this Article of this Agreement will cause irreparable injury to the Bank and WGNB and that remedies at law available to the Bank and WGNB for any actual or threatened breach by the Executive of such covenants will be inadequate and that the Bank and WGNB shall be entitled to specific performance of the covenants in this Article or injunctive relief against activities in violation of this Article by temporary or permanent injunction or other appropriate judicial remedy, writ or order, without the necessity of proving actual damages. This provision with respect to injunctive relief shall not diminish the right of the Bank or WGNB to claim and recover monetary damages against the Executive for any breach of this Agreement, in addition to injunctive relief. The Executive acknowledges and agrees that the covenants contained in this Article shall be construed as agreements independent of any other provision of this or any other contract between the parties hereto, and that the existence of any claim or cause of action by the Executive against the Bank or WGNB, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Bank or WGNB of said covenants.

                                       5.

                            TERMINATION OF EMPLOYMENT

      5.1 Termination by the Bank or WGNB for Cause. During the Term of this Agreement, the Bank or WGNB may terminate the Executive's employment for "Cause," effective immediately upon written notice to the Executive. Upon such a termination for "Cause," the Executive shall be entitled to any accrued but unpaid Base Salary, any earned but unpaid Executive Bonus, Profit Sharing Bonus and any other bonus for the fiscal year which ended prior to the Termination Date, any accrued but unused vacation, and any unreimbursed expenses through the Termination Date. Executive shall not be entitled to any other compensation, bonus, severance pay or post-termination benefits, other than as required by law. Any outstanding stock options, restricted stock, stock appreciation rights, performance grants or other equity-based compensation grants or awards held by the Executive shall be governed by the terms of the plans under which such grants or awards were made.

      5.2 Termination by the Bank or WGNB Without Cause. During the Term of this Agreement, the Bank or WGNB may terminate the Executive's employment for any reason other than "Cause" upon sixty (60) days' prior written notice to the Executive. Upon such a termination, in addition to any earned but unpaid Base Salary, any accrued but unused vacation, any earned but unpaid Executive Bonus, Profit Sharing Bonus and any other bonus for the fiscal year which ended prior to the Termination Date, and unreimbursed expenses through the Termination Date, the Executive shall be entitled to:

            (a) Severance Pay: Executive shall be entitled to severance pay in the amount of the greater of (i) the Executive's Base Salary for the remainder of the then Term of the Agreement, or (ii) one and one-half times the Executive's annual Base Salary, based on the current Base Salary at the time of termination. The severance pay based on Base Salary provided for in this subsection shall be paid in a single sum cash payment made as soon as administratively practicable following his termination of employment, but in no event later than two and one-half (2-1/2) months after the date his employment ends; provided that such payment shall be contingent upon the Executive's execution of a general release of all claims, as described in Section 5.8.

            (b) Bonus Severance Pay: Executive shall be entitled to severance pay in the amount of one and one-half times the total of the Executive Bonus and the Profit Sharing Bonus the Executive received for the fiscal year which ended immediately prior to the Termination Date. The severance pay based on the Executive Bonus and the Profit Sharing Bonus shall be payable to the Executive in a single sum cash payment made as soon as administratively practicable following his termination of employment, but in no event later than two and one-half (2-1/2) months after the date his employment ends; provided, that such payment shall be contingent upon the Executive's execution of a general release of all claims, as described in
      Section 5.8.

            (c) Equity Compensation: Any outstanding stock options, restricted stock, stock appreciation rights, performance grants or other equity-based compensation grants or awards held by the Executive shall be governed by the terms of the plans under which such grants or awards were made, and, except as provided by such terms, no additional grants or acceleration of outstanding grants shall be made as a result of the Executive's termination without Cause.

            (d) Group Health Benefits: Regardless of whether the Executive or his eligible qualified beneficiaries actually elect COBRA continuation coverage under the Bank's group health plan, the Executive shall be entitled to a lump-sum payment equal to the full COBRA premium amount (determined as of the Termination Date) for eighteen (18) months of continued group health plan coverage (as in place as of the Termination
      Date) for the Executive, his spouse and eligible dependents. Such payment shall be made as soon as administratively practicable following the Executive's termination of employment, but in no event later than two and one-half (2-1/2) months after the date his employment ends. In addition, if the Executive or his eligible qualified beneficiaries have elected COBRA continuation coverage under the Bank's group health plan and any one of them becomes eligible for COBRA continuation coverage beyond the initial 18-month period due to a second qualifying event, the Executive shall be entitled to a lump-sum payment equal to the full COBRA premium amount (determined as of the date of such second qualifying event) for the additional period of continuation coverage (up to a maximum of an additional 18 months of continuation coverage). This additional lump sum payment for the second qualifying event coverage shall be made as soon as administratively practicable following the Executive's providing written notice to the Bank of the second qualifying event, but no later than two and one-half (2-1/2) months after the date of such second qualifying event.

            (e) Entire Amount: The severance pay provided for herein shall be in lieu of any and all other payments, bonuses or other compensation to which the Executive may have been entitled under any severance plan, policy or payroll practice of the Bank, other than the amounts that may become payable under Section 5.6 due to a Change in Control.

      5.3 Termination by Executive for Good Reason. The Executive may terminate his employment for "Good Reason" upon sixty (60) days' prior written notice to the Bank and WGNB; provided, however, that prior to delivering such 60-day notice, the Executive has provided an advance written notice to WGNB or the Bank that identifies the manner in which the Executive believes that he is eligible for Good Reason termination, and WGNB and the Bank have had at least fifteen
(15) business days following delivery of the advance written notice to correct the situation and have not done so. Upon a termination for Good Reason, the Executive shall be entitled to severance pay identical to, and subject to the same conditions applicable to, those provided in Section 5.2 above.

      5.4 Termination of Agreement by Reason of Executive's Death or Disability. This Agreement shall terminate immediately upon the termination of the Executive's employment due to the death of the Executive or due to written notice from the Bank or WGNB to the Executive if he shall at any time become incapacitated by reason of a Disability.

            (a) Death. Upon such a termination due to the Executive's death, in addition to any earned but unpaid Base Salary, any accrued but unused vacation, any earned but unpaid Executive Bonus, Profit Sharing Bonus and any other bonus for the fiscal year which ended prior to the Termination Date, and unreimbursed expenses through the Termination Date, the Executive's estate shall be entitled to severance pay in the amount of sixty (60) days of Base Salary at the rate the Executive was receiving at the time of his death. The severance pay based on the Executive's death shall be payable in a single lump sum amount as soon as practicable following the date of death, but no later than two and one-half (2-1/2) months following the end of the calendar year in which the date of death occurs; provided that such payment shall be contingent upon the execution by the executor or administrator of the Executive's estate of a general release, as described in Section 5.8.

            (b) Disability. Upon such a termination due to the Executive's Disability, in addition to any earned but unpaid Base Salary, any accrued but unused vacation, any earned but unpaid Executive Bonus, Profit Sharing Bonus and any other bonus, for the fiscal year which ended prior to the Termination Date, and unreimbursed expenses through the Termination Date, the Executive shall be entitled to severance pay in the amount of eighteen
      (18) months of Base Salary at the rate the Executive was receiving at the time of his termination due to his Disability, minus the amount of disability income he is reasonably expected to receive from any short-term, long-term or supplemental disability insurance plan or policy of the Bank. The severance pay based on the Executive's Disability shall be payable in a single lump sum amount as soon as practicable following the Termination Date, but no later than two and one-half (2-1/2) months following the end of the calendar year in which the Termination Date occurs; provided that such payment shall be contingent upon the execution of a general release, as described in Section 5.8, by the Executive (or his legal guardian, if applicable).

            (c) Upon the Executive's termination due to death or Disability, any outstanding stock options, restricted stock, stock appreciation rights, performance grants or other equity-based compensation grants or awards held by the Executive shall be governed by the terms of the plans under which such grants or awards were made.

            (d) The Company shall not have any further obligations to the Executive, the Executive's estate, heirs or other legal representatives.

      5.5 Termination of Agreement Due to Expiration of Term. Unless terminated earlier under other provisions hereof, this Agreement shall terminate at the close of business on the last day of the Term (i.e., the expiration date of the Term as determined under Section 2.4). Unless the parties mutually agree in writing prior to such expiration date of the Term to continue the Executive's employment with the Bank and WGNB under a new contract of employment that is effective immediately following such expiration date of the Term, the Executive's employment with the Bank and WGNB also shall terminate at the close of business on such expiration date of the Term. In the event the Executive's employment is so terminated at the time of such expiration of the Term of this Agreement, the Bank and WGNB agree to pay the Executive severance pay in consideration for the restrictive covenants described in Section 4 hereof as modified below in this section. Notwithstanding anything herein to the contrary, for purposes of a termination under this section and in lieu of the eighteen (18) month restriction period specified in each of Sections 4.6, 4.7, 4.9 and 4.10, the restrictive covenants set forth in said sections shall be in effect for a period determined by the Board on or before the expiration date of the Term; provided, such restriction period shall be in effect for a minimum of 6 months and a maximum of 36 months after the termination of the Executive's employment with WGNG and the Bank, with 12 months being the default period in the event the Board fails to otherwise make a determination. The amount of the severance pay in consideration of the restrictive covenants payable hereunder by the Bank and WGNB shall be equal to a percentage of the total amount of Base Salary and cash Executive Bonus payable by the Bank and WGNB to the Executive for the calendar year immediately preceding the date of the expiration of the Term (his "Prior Year Compensation"), with such percentage or multiple being equal to 41.665 percent (41.665%) of the number of months during which the restrictive covenants shall remain in effect hereunder, with such number being expressed as a percentage of 12 months. This formula is intended to provide the Executive with an amount equal to 41.665% of the total amount of his Prior Year Compensation that he would have received in the immediately preceding calendar year for the length of time he is subject to said restrictive covenants. For example, if the restriction period is 6 months, the Executive will receive 20.8325% of his Prior Year Compensation (41.665% x 6 /12); if the restriction period is 12 months, the Executive will receive 41.665% of his Prior Year Compensation (41.665% x 12 /12); if the restriction period is 18 months, the Executive will receive 62.4975% of his Prior Year Compensation (41.665% x 18 /12); and if the restriction period is 36 months, the Executive will receive 124.995% of his Prior Year Compensation (41.665% x 36 /12). This severance pay amount shall be paid to the Executive in a single sum cash payment made as soon as administratively practicable following such termination of employment, but in no event later than two and one-half (2-1/2) months after the date his employment so ends; provided, that such payment shall be contingent upon the Executive's execution of a general release of all claims, as described in Section 5.8.

      5.6 Change in Control.

            (a) If Executive is employed on the date a Change in Control occurs or if the Executive's employment by the Bank or WGNB is terminated for any reason other than Cause, Disability, death or voluntary quit without Good Reason, during the twelve (12) month period immediately preceding the date of the Change in Control, the Bank and WGNB agree to pay the Executive an amount equal to:

                  (i) Three (3) times the Executive's annual Base Salary based on the greater of (a) his Base Salary on the Termination Date (if applicable) or (b) his Base Salary for the fiscal year immediately preceding the date of the Change in Control; plus

                  (ii) Three (3) times the amount of his Executive Bonus and the Profit Sharing Bonus, for the fiscal year which ended immediately preceding the earlier of (i) his Termination Date (if applicable) or (b) the date of the Change in Control.

      The amounts provided for in this subsection shall be paid in a lump sum cash payment within thirty (30) days after the date of the Change in Control. The payment of any amount under this subsection is contingent upon the Executive's execution of a general release as described in
      Section 5.7.

            (b) Equity Compensation: Any outstanding stock options, restricted stock, stock appreciation rights, performance grants or other equity-based compensation grants or awards held by the Executive on the date of a Change in Control shall be governed by the terms of the plans under which such grants or awards were made.

            (c) Group Health Benefits. If the Executive's employment by the Bank or WGNB is terminated for any reason other than Cause, death, Disability or voluntary quit without Good Reason, within the twelve (12) month period immediately prior to, or within the two (2) year period immediately following, a Change in Control, regardless of whether the Executive or his eligible qualified beneficiaries actually elect COBRA continuation coverage under the Bank's group health plan, the Executive shall be entitled to a lump-sum payment equal to the full COBRA premium amount (determined as of the date of the Change in Control) for thirty-six (36) months of continued group health plan coverage under the Bank's group health plan (as in place as of the date of the Change in Control) for the Executive, his spouse and eligible dependents; provided, that if the Executive is entitled to or has received payment for group health benefits under Section 5.2(d) hereof, then the amount payable under this Section shall be reduced by the amounts already paid or remaining to be paid to the Executive under Section 5.2(d). Such payment shall be made as soon as administratively practicable following the date of the Change in Control, but in no event later than two and one-half (2-1/2) months after the date of the Change in Control.

            (d) Excess Parachute Payment. Notwithstanding anything herein to the contrary, neither WGNB nor the Bank shall pay to the Executive any amount which shall be deemed to constitute an "excess parachute payment" in accordance with Code Section 280G. Either WGNB or the Bank shall reduce any amount due hereunder by such minimum necessary to cause the total amount payable to the Executive in the applicable year not to constitute an "excess parachute payment."

      5.7 Other Benefits After Termination Date. Except for the payments and benefits, if any, provided under this Article 5, no other benefits, compensation or other remuneration of any type, whether taxable or nontaxable, shall be payable to the Executive after his Termination Date, except as required by law or by the applicable terms and provisions of any employee benefit plan applicable to the Executive.

      5.8 General Release. The Executive agrees that in the event of any termination that results in the payment pursuant to any provision of this
Section 5, prior to the payment, as a condition to receipt of and as consideration for such payment, the Executive (or if due to death, the executor or administrator of his estate) shall sign a general release of any and all claims that the Executive, his heirs and assigns and/or his estate may have against the Bank or WGNB and its related parties related to his employment and such payment, in substantially the form attached hereto as Exhibit A.

                                       6.

                            MISCELLANEOUS PROVISIONS

      6.1 Invalidity of Any Provision. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable. The terms of the restrictive covenant provisions of this Agreement shall be deemed modified to the extent necessary to be enforceable and, specifically, without limiting the foregoing, if the term of the applicable restrictive covenant is too long to be enforceable, it shall be modified to encompass the longest term which is enforceable and, if the scope of the geographic area of the applicable restrictive covenant is too great to be enforceable, it shall be modified to encompass the greatest area that is enforceable.

      6.2 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.

      6.3 Arbitration. In the event of a controversy or claim arising out of this Agreement which cannot be settled by the parties or their legal representatives, other than a claim by WGNB or the Bank against the Executive under Section 4 hereof for which they seek specific performance or injunctive relief, it will be resolved exclusively by arbitration conducted in Georgia by one arbitrator in accordance with the rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction. All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration; provided, the arbitrator will, upon a showing of cause, be permitted to extend the commencement of such hearing. By executing this Agreement, the parties agree to submit personal and subject matter jurisdiction to the Superior Court of Carroll County, Georgia for purposes of enforcing the arbitration provision, enforcing an arbitration award or vacating an arbitration award.

      6.4 Attorneys' Fees. With respect to arbitration of disputes and if litigation ensues between the parties concerning the enforcement or vacating of an arbitration award, each party will pay its own fees, costs and expenses; provided, WGNB and the Bank will advance to the Executive reasonable fees, costs and expenses (including attorney's fees) incurred by the Executive in preparing for, initiating and conducting any proceeding or suit brought to enforce his rights set forth in this Agreement. Such advances will be made within 30 days after receiving copies of invoices presented by the Executive for such fees, costs and expenses. The Executive will have the obligation to reimburse WGNB and the Bank within 60 days following the final disposition of the matter (including appeals) to the full extent of the aggregate advances unless the arbitrator or court, as the case may be, has ruled in favor of the Executive on the merits of any financially material substantive issue in dispute.

      6.5 Waiver of Breach. The waiver of a breach of any provision of this Agreement by a party hereto shall not operate or be construed as a wavier of any subsequent breach by the other party hereto.

      6.6 Successors and Assigns. This Agreement shall inure to the benefit of the Bank and WGNB and its Affiliates, and their respective successors and assigns. This Agreement shall inure to the benefit of and be enforceable by the Executive's estate and/or legal representatives.

      6.7 Assignment of Agreement. This Agreement may not be assigned by any of the parties without the express written consent of the other parties to this Agreement; provided, however, that the provisions of this Agreement shall inure to the benefit of and be binding upon each successor of WGNB or the Bank, whether by merger, consolidation, transfer of all or substantially all assets, or otherwise.

      6.8 Notices. All notices, demands and other communications hereunder shall be in writing and shall be delivered in person or deposited in the United States mail, certified or registered, with return receipt requested, as follows:

           (a)   If to the Executive:     Mr. L. Leighton Alston
                                          244 Foggy Bottom Drive
                                          Carrollton, Georgia 30116

           (b)   If to the Bank or WGNB:  WGNB CORP.
                                          West Georgia National Bank
                                          P.O. Box 280
                                          Carrollton, Georgia 30112
                                          Attention: Chairman

                 With a copy to:          Ms. Patricia E. Tate
                                          McKenna Long & Aldridge LLP
                                          303 Peachtree Street, NE
                                          Suite 5300
                                          Atlanta, Georgia 30308

      6.9 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. All understanding and agreements heretofore made between the parties hereto with respect to the subject matter of this Agreement are merged into this document which alone fully and completely expresses their agreement. This Agreement may not be changed orally but only by an agreement in writing signed by both parties.

      6.10 Survival of Provisions. The provisions of Section 4 "Restrictive Covenants" and Section 5 "Termination of Employment" shall survive termination of this Agreement.

      6.11 Application of Code Section 409A. It is the intent of the parties to this Agreement that this Agreement shall be interpreted, construed and operated in compliance with any applicable provisions of Code Section 409A. To the extent that future regulations issued pursuant to Code Section 409A require any amendments to this Agreement, the parties agree that they will consent to, and make, such amendments.

      6.12 Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any provisions of this Agreement or in any way affect this Agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of this 27th day of May, 2005.

                                      EXECUTIVE:

                                      /S/ L. Leighton Alston
                                      ---------------------------------
                                      L. LEIGHTON ALSTON

                                      WGNB CORP.

                                      By: /s/ W. T. Green, Jr.
                                          -------------------------------
                                          W.T. Green, Jr.
                                      Title: Chairman, Board of Directors

                                      WEST GEORGIA NATIONAL BANK

                                      By: /s/ W. T. Green, Jr.
                                          -------------------------------
                                          W.T. Green, Jr.
                                      Title: Chairman, Board of Directors

                                   EXHIBIT "A"

                                 GENERAL RELEASE

      IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN EMPLOYMENT AGREEMENT DATED MAY ___, 2005, BETWEEN WGNB AND WEST GEORGIA NATIONAL BANK ("WGNB" AND THE "BANK") AND L. LEIGHTON ALSTON (THE "EXECUTIVE"), THE EXECUTIVE HEREBY ENTERS INTO THIS GENERAL RELEASE, IN CONSIDERATION OF THE PAYMENTS AND BENEFITS THAT HE WILL RECEIVE AS A RESULT OF HIS TERMINATION OF EMPLOYMENT EFFECTIVE AS OF ________________, 20____, TO WHICH HE WOULD NOT OTHERWISE BE ENTITLED, AS
FOLLOWS:

      THE EXECUTIVE AGREES, FOR HIMSELF, HIS SPOUSE, HEIRS, EXECUTOR OR ADMINISTRATOR, ASSIGNS, INSURERS, ATTORNEYS AND OTHER PERSONS OR ENTITIES ACTING OR PURPORTING TO ACT ON HIS BEHALF (THE "EXECUTIVE'S PARTIES"), TO IRREVOCABLY AND UNCONDITIONALLY RELEASE, ACQUIT AND FOREVER DISCHARGE THE BANK AND WGNB, THEIR AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, SHAREHOLDERS, PARTNERS, AGENTS, REPRESENTATIVES, PREDECESSORS, SUCCESSORS, ASSIGNS, INSURERS, ATTORNEYS, BENEFIT PLANS SPONSORED BY THE BANK AND WGNB AND SAID PLANS' FIDUCIARIES, AGENTS AND TRUSTEES (THE "BANK'S PARTIES"), FROM ANY AND ALL ACTIONS, CAUSE OF ACTION, SUITS, CLAIMS, OBLIGATIONS, LIABILITIES, DEBTS, DEMANDS, CONTENTIONS, DAMAGES, JUDGMENTS, LEVIES AND EXECUTIONS OF ANY KIND, WHETHER IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH THE EXECUTIVE'S PARTIES HAVE, HAVE HAD, OR MAY IN THE FUTURE CLAIM TO HAVE AGAINST THE BANK'S PARTIES BY REASON OF, ARISING OUT OF, RELATED TO, OR RESULTING FROM EXECUTIVE'S EMPLOYMENT WITH THE BANK AND WGNB OR THE TERMINATION THEREOF. THIS RELEASE SPECIFICALLY INCLUDES WITHOUT LIMITATION ANY CLAIMS ARISING IN TORT OR CONTRACT, ANY CLAIM BASED ON WRONGFUL DISCHARGE, ANY CLAIM BASED ON BREACH OF CONTRACT, ANY CLAIM ARISING UNDER FEDERAL, STATE OR LOCAL LAW PROHIBITING RACE, SEX, AGE, RELIGION, NATIONAL ORIGIN, HANDICAP, DISABILITY OR OTHER FORMS OF DISCRIMINATION, ANY CLAIM ARISING UNDER FEDERAL, STATE OR LOCAL LAW CONCERNING EMPLOYMENT PRACTICES, AND ANY CLAIM RELATING TO COMPENSATION OR BENEFITS. THIS SPECIFICALLY INCLUDES, WITHOUT LIMITATION, ANY CLAIM WHICH THE EXECUTIVE HAS OR HAS HAD UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED ("ADEA"), THE AMERICANS WITH DISABILITIES ACT, AS AMENDED, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED. IT IS UNDERSTOOD AND AGREED THAT THE WAIVER OF BENEFITS AND CLAIMS CONTAINED IN THIS SECTION DOES NOT INCLUDE A WAIVER OF THE RIGHT TO PAYMENT OF ANY VESTED, NONFORFEITABLE BENEFITS TO WHICH THE EXECUTIVE OR A BENEFICIARY OF

THE EXECUTIVE MAY BE ENTITLED UNDER THE TERMS AND PROVISIONS OF ANY EMPLOYEE BENEFIT PLAN OF THE BANK WHICH HAVE ACCRUED AS OF THE SEPARATION DATE AND DOES NOT INCLUDE A WAIVER OF THE RIGHT TO BENEFITS AND PAYMENT OF CONSIDERATION TO WHICH THE EXECUTIVE MAY BE ENTITLED UNDER THE EMPLOYMENT AGREEMENT. THE EXECUTIVE ACKNOWLEDGES THAT HE IS ONLY ENTITLED TO THE SEVERANCE BENEFITS AND COMPENSATION SET FORTH IN THE EMPLOYMENT AGREEMENT, AND THAT ALL OTHER CLAIMS FOR ANY OTHER BENEFITS OR COMPENSATION ARE HEREBY WAIVED, EXCEPT THOSE EXPRESSLY STATED IN THE PRECEDING SENTENCE.

                  The Executive hereby acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under ADEA and that the consideration given under the Employment Agreement for this General Release is in addition to anything of value to which he was already entitled. He further acknowledges that he has been advised by this writing, as required by the ADEA, that: (A) the waiver and release do not apply to any rights or claims that may arise on or after the date he executes this Release; (B) he has the right to consult with an attorney prior to executing this Release; (C) he has twenty-one
(21) days to consider this Release (although he may choose to voluntarily execute this Release earlier); (D) he has seven (7) days following his execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after he executes this Release.

                  Agreed to, acknowledged and executed by the Executive this ___________ day of ____________________, 20______.

      ______________________________________

                                       L. LEIGHTON ALSTON

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